Exhibit 99.1

Emerge Energy Services LP Announces Agreement to Divest Fuels Business in Deal valued at approximately $179 million

Transaction Would Drive Substantial Debt Reduction and Simplification of Emerge’s Operating Platform

Southlake, Texas (June 23, 2016) — Emerge Energy Services LP (“Emerge” or “the Company”) (NYSE: EMES) is pleased to announce that it has entered into a definitive agreement for the sale of Emerge’s fuels business (the “Fuels Business”) to Sunoco LP (“Sunoco”) (NYSE: SUN), a publicly traded master limited partnership engaged in the wholesale distribution and retail sale of motor fuels. The Fuels Business is comprised of Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages primarily in the processing of transmix and the distribution of refined fuels.

The aggregate purchase price is $178.5 million, subject to working capital adjustments, and the transaction will be completed on a cash-free, debt-free basis.  As stated previously, Emerge intends to apply the proceeds, net of transaction related expenses, to reduce its outstanding debt.

Following the sale, Emerge will become a pure-play business with all of its assets and operations focused on its Sand segment, which is engaged in the businesses of mining, processing and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.

Ted W. Beneski, Chairman of the Board of Emerge, commented, “This agreement with Sunoco is the result of a thorough process undertaken to maximize value for unitholders. We are pleased with the results of this process and could not be happier to be partnering on this transaction with Sunoco, a top operator with a stellar reputation in the marketplace. The Fuels Business will be in good hands.”

With respect to Emerge’s use of proceeds, Mr. Beneski continued, “As we have stated on previous earnings calls, we undertook the sale of the Fuels Business to generate proceeds to pay down Emerge’s debt. I am encouraged to say that the cash proceeds from this transaction will allow Emerge to substantially reduce its overall debt levels, and will better position the company to opportunistically execute on strategic initiatives and create long term value as the industry looks to exit the current prolonged downturn.”

The divestiture of the Fuels Business is subject to regulatory approval and customary closing conditions and is expected to be completed during the third quarter of 2016. J.P. Morgan Securities LLC is acting as exclusive financial advisor to Emerge, and Latham & Watkins LLP is acting as legal counsel.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells. Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services. Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate” and specifically include the anticipated closing of the divestiture of the Fuels Business. These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge’s Annual Report on Form 10-K and other reports filed with the SEC. The risk factors and other factors noted in the reports filed by Emerge with the SEC could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

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